Exhibit 99.1
FOR IMMEDIATE RELEASE
Group 1 Automotive Appoints New Chief Marketing Officer
HOUSTON, TX, January 11, 2024 - Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), an international, Fortune 300 automotive retailer with 199 dealerships located in the U.S. and U.K., announced the appointment of Shelley Washburn as Vice President, Marketing and Chief Marketing Officer.
Washburn brings to Group 1 more than 30 years of automotive marketing and retail experience. Most recently, she was President of Gulf States Marketing (GSM) and a strategic advisor to Force Marketing, both automotive digital marketing firms. Earlier in her career, Shelley held a diverse range of positions at Ford Motor Company, Gulf State Toyota, and MSX International and a Lincoln dealership.
“I’m thrilled to be joining the talented team at Group 1, and to have the opportunity leverage my diverse marketing and automotive industry experience to drive continued company growth, shareholder value and, most importantly, customer experience. With the changing landscape in how customers want to interact with dealers, and how they consume media, it’s an exciting time to be part of such an innovative team where we can make a difference,” said Shelley Washburn, Vice President, and Chief Marketing Officer.
Shelley previously served on the board of the Texas Department of Motor Vehicles. She is involved with several philanthropic initiatives and currently sits on the board of Child Advocates. Shelley earned her undergraduate degree from the University of Texas at Austin and graduated from the NADA Dealer Candidate Academy.
“We are delighted to welcome Shelley to our leadership team. She is an accomplished automotive industry leader who will bring innovation to our customer engagement and marketing strategies,” said Daryl Kenningham, Group 1’s President and CEO.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 199 automotive dealerships, 267 franchises, and 41 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Media contacts:
Pete DeLongchamps
Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223
cwoods@piercom.com
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